HEALTHTRUST, INC. - THE HOSPITAL COMPANY

Exhibit 11 - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
(Dollars in thousands, except per share data)




                            Three Months Ended             Six Months Ended
                                February 28                   February 28
                           1995           1994             1995         1994
Primary:

Average shares
  outstanding            91,075,721     81,175,622       90,873,624   81,138,773
Net effect of
  dilutive warrants         566,285      2,731,645          630,688    2,675,458
Net effect of
  dilutive stock options  1,265,335        970,897        1,266,142      824,890
Total weighted average
  common shares          92,907,341     84,878,164       92,770,454   84,639,121

Net income               $   61,355     $   47,376       $  111,284   $   86,228

Net income per share     $     0.66     $     0.56       $     1.20   $     1.02

Fully Diluted:

Average shares
  outstanding            91,075,721     81,175,622       90,873,624   81,138,773
Net effect of
  dilutive warrants         571,449      2,772,431          633,291    2,772,431
Net effect of
dilutive stock options    1,395,313      1,061,482        1,331,130    1,020,829
Total weighted average
common shares            93,042,483     85,009,535       92,838,045   84,932,033

Net income               $   61,355    $    47,376       $  111,284   $   86,228

Net income per share     $     0.66    $      0.56       $     1.20   $     1.02